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                                                                      Exhibit 12

Newmont Mining Corporation
Computation of Ratio of Earnings to Fixed Charges
  (Amounts in thousands except ratio)
  (Unaudited)


                                                                                     For the Year Ended December 31,
                                                                 ------------------------------------------------------------------
                                                                     2001         2000           1999         1998           1997
                                                                     ----         ----           ----         ----           ----
Earnings:
    Income (loss) before income taxes and cumulative effect of   $ (109,077)  $  (47,309)   $    18,839   $ (662,286)    $  44,677
    changes in accounting principles
    Adjustments:
        Net interest expense (1)                                     86,415       94,567         77,654       96,618        90,967
        Amortization of capitalized interest                          7,362        8,793          4,886        4,435         3,221
        Portion of rental expense representative of interest          2,747        2,936          2,914        4,361         3,849
        Undistributed income (loss) of affiliate                     32,981       (9,923)       (91,627)    (105,932)          200
        Minority interest of majority owned subs                     65,849       91,170         40,691       71,272        73,738
                                                                 ----------   ----------    -----------   ----------     ---------
                                                                 $   86,277   $  140,234    $    53,357   $ (591,532)    $ 216,652
                                                                 ==========   ==========    ===========   ==========     =========

Fixed Charges:
    Net interest expense (1)                                     $   86,415   $   94,567    $    77,654       96,618     $  90,967
    Capitalized interest                                             10,633        5,534         23,345       13,720        20,104
    Portion of rental expense representative of interest              2,747        2,936          2,914        4,361         3,849
                                                                 ----------   ----------    -----------   ----------     ---------
                                                                 $   99,795   $  103,037    $   103,913   $  114,699     $ 114,920
                                                                 ==========   ==========    ===========   ==========     =========

Ratio of earnings to fixed charges                                      0.9          1.4            0.5         (5.2)          1.9


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.